Exhibit 99.1

NEWS RELEASE
May 28, 2015

	Contacts:	Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE COMPLETES

SALE OF ITS AUSTRALIAN SUBSIDIARY

May 28, 2015 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has completed the previously announced sale of its Australian subsidiary (“CCAL”) to a consortium of investors led by Macquarie Infrastructure and Real Assets for an aggregate purchase price of approximately A$2.0 billion in cash (“Transaction”), or approximately US$1.6 billion assuming an exchange rate of 0.80 US dollars to 1.0 Australian dollar. CCAL is 77.6% owned by Crown Castle. Crown Castle will receive net proceeds of approximately US$1.3 billion after accounting for its ownership interest, repayment of intercompany debt owed to it by CCAL and estimated transaction fees and expenses. Crown Castle expects to use the net proceeds from the Transaction to finance its previously announced acquisition of Sunesys and for general corporate purposes.

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 14,000 small cell nodes supported by approximately 7,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

The Foundation for a Wireless World.

CrownCastle.com